Exhibit (a)(5)(D)

Safe Bulkers, Inc. Announces the Final Results of its Exchange Offer for Series B Preferred Shares

Monaco – April 6, 2017 — Safe Bulkers, Inc. (“Safe Bulkers”, the “Company”, or “we”) (NYSE: SB) today announced the final results of its previously announced exchange offer (the “Exchange Offer”) for any and all of its outstanding 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share of Safe Bulkers (NYSE: SB.PR.B) (the “Series B Preferred Shares”).

The Exchange Offer expired at 11:59 p.m., New York City Time, on April 5, 2017. Pursuant to the Exchange Offer, a total of 1,106,254 Series B Preferred Shares were validly tendered and not properly withdrawn prior to the expiration date. Such Series B Preferred Shares represent 74.46% of the 1,485,768 Series B Preferred Shares outstanding. Safe Bulkers has accepted all validly tendered and not properly withdrawn Series B Preferred Shares for exchange, and the settlement and exchange of cash and shares of common stock for such validly tendered and accepted Series B Preferred Shares is expected to occur no later than April 7, 2017.

In the aggregate, the Exchange Offer will result in a cash payment of $24,890,715 and the issuance of 2,212,508 shares of common stock to holders of validly tendered and accepted Series B Preferred Shares. Following settlement of the Exchange Offer, 379,514 shares of the Series B Preferred Shares will remain outstanding.

This press release is not an offer to exchange, or a solicitation of an offer to exchange, any Series B Preferred Shares. The Exchange Offer is being made only on the terms and subject to the conditions described in the Offer to Exchange, dated March 9, 2017, as amended and supplemented by Amendment No. 1 to the Company’s Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2017, Amendment No. 2 to the Company’s Schedule TO filed with the SEC on March 22, 2017, Amendment No. 3 to the Company’s Schedule TO filed with the SEC on March 30, 2017 and the related letter of transmittal. Holders are advised to read such documents because they contain important information about the Exchange Offer. Copies of such documents are filed with the SEC and are available free of charge at the SEC’s web site at www.sec.gov.

Holders of Series B Preferred Shares may address questions about the Exchange Offer or make requests for copies of the Offer to Exchange and related documents free of charge to D.F. King, the information agent for the Exchange Offer, by calling (800) 370-1749.

About Safe Bulkers, Inc.

The Company is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest users of marine drybulk transportation services. The Company’s Common Stock, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares are listed on the NYSE, where they trade under the symbols “SB”, “SB.PR.B”, “SB.PR.C” and “SB.PR.D”, respectively.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and in Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, the Company’s growth strategy and measures to implement such strategy, including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the demand for drybulk vessels, competitive factors in the market in which the Company operates, risks associated with operations outside the United States and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For further information please contact:

Company Contact:

Dr. Loukas Barmparis

President

Safe Bulkers, Inc.

Athens, Greece

Tel.: +30 2 111 888 400

Fax: +30 2 111 878 500

E-Mail: directors@safebulkers.com

Investor Relations / Media Contact:

Nicolas Bornozis, President

Capital Link, Inc.

230 Park Avenue, Suite 1536

New York, N.Y. 10169

Tel.: (212) 661-7566

Fax: (212) 661-7526

E-Mail: safebulkers@capitallink.com